UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2019

j2 Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25965	47-1053457
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6922 Hollywood Blvd.

Suite 500

Los Angeles, California 90028

(Address of principal executive offices)

(323) 860-9200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 7, 2019, j2 Cloud Services, LLC (“j2 Cloud”), a wholly-owned subsidiary of j2 Global, Inc. (“j2”), entered into a Credit Agreement (the “Credit Agreement”) with certain lenders from time to time party thereto (collectively, the “Lenders”) and MUFG Union Bank, N.A., as sole lead arranger and as administrative agent for the Lenders (the “Agent”). Pursuant to the Credit Agreement, the Lenders have provided j2 with a credit facility of $100 million (the “Credit Facility”). The proceeds of the Credit Facility are intended to be used for working capital and general corporate purposes of j2 Cloud and its subsidiaries, including to finance certain permitted acquisitions and capital expenditures in accordance with the terms of the Credit Agreement.

At j2 Cloud’s option, amounts borrowed under the Credit Agreement will bear interest at either (i) a base rate equal to the greatest of (x) the Federal Funds Effective Rate (as defined in the Credit Agreement) in effect on such day plus 1⁄2 of 1% per annum, (y) the rate of interest per annum most recently announced by the Agent as its U.S. Dollar “Reference Rate” and (z) one month LIBOR plus 1.00% or (ii) a rate per annum equal to LIBOR divided by 1.00 minus the LIBOR Reserve Requirements (as defined in the Credit Agreement), in each case, plus an applicable margin. The applicable margin relating to any base rate loan will range from 0.50% to 1.50% and the applicable margin relating to any LIBOR loan will range from 1.50% to 2.50%, in each case, depending on the total leverage ratio of j2 Cloud.

The final maturity of the Credit Facility will occur on January 7, 2024. j2 Cloud is permitted to make voluntary prepayments of the Credit Facility at any time without payment of a premium or penalty.

The obligations under the Credit Facility and certain cash management and hedging obligations are and will be fully and unconditionally guaranteed by certain of j2 Cloud’s existing and subsequently acquired or organized direct and indirect domestic subsidiaries pursuant to a guarantee agreement and secured by a lien on the equity interests of certain of j2 Cloud’s foreign subsidiaries.

The Credit Agreement contains financial maintenance covenants, including (i) a maximum total leverage ratio as of the last date of any fiscal quarter not to exceed 3.00:1.00 for j2 Cloud and its restricted subsidiaries; (ii) a maximum total leverage ratio as of the last date of any fiscal quarter not to exceed 3.25:1.00 for j2 and its restricted subsidiaries; and (iii) a minimum EBITDA of not less than $50,000,000 for any fiscal quarter for j2 Cloud and its restricted subsidiaries. The Credit Agreement also contains restrictive covenants that limit, among other things, j2 Cloud’s and its restricted subsidiaries’ ability to incur additional indebtedness, create, incur or assume liens, consolidate, merge, liquidate or dissolve, pay dividends or make other distributions or other restricted payments, make or hold any investments, enter into certain transactions with affiliates, sell assets other than on terms specified by the Credit Agreement, amend the terms of certain other indebtedness and organizational documents and change their lines of business and fiscal years, in each case, subject to customary exceptions. The Credit Agreement also sets forth customary events of default, including, among other things, the failure to make timely payments under the Credit Facility, the failure to satisfy certain covenants, cross-default and cross-acceleration to other material debt for borrowed money, the occurrence of a change of control and specified events of bankruptcy and insolvency.

The foregoing descriptions of the Credit Agreement are not complete and are qualified in their entirety by reference to the Credit Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit Number	Description

10.1	Credit Agreement, dated as of January 7, 2019, among j2 Cloud Services, LLC, the lenders from time to time party thereto and MUFG Union Bank, N.A., as sole lead arranger and as Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

j2 Global, Inc.

Date: January 9, 2019	By:	/s/ Jeremy Rossen
Name: Jeremy Rossen
Title: Vice President and General Counsel